Exhibit 99.3

Contact: Kenneth P. Cherven

Chief Executive Officer

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS

RELEASE

FIRST COMMUNITY OPENS TENTH OFFICE AND PLANS ELEVENTH OFFICE

Pinellas Park, Florida (June 16, 2008) - Kenneth P. Cherven, Chief Executive Officer of First Community Bank of America, announced today the opening of the Bank’s tenth office located at 7435 Gall Boulevard, Zephyrhills, Florida at Merchant Square Plaza, and plans for an eleventh office in St. Petersburg, Florida.

Ralph W. Cumbee, Pasco Regional President, reported that Rebecca Gaddis, Banking Officer, is the Manager of the new Zephyrhills office. The newly constructed 3,200 square foot office features drive-up facilities, including a drive-up ATM, traditional full-service banking services, and a lending staff.

Scott C. Boyle, Pinellas Regional President, reported that the West Central Office will be located at Central Avenue and 62nd Street in St. Petersburg. The office will serve west St. Petersburg and the beach communities. Construction is scheduled to begin in 2009.

First Community currently operates 10 offices along the west coast of Florida, serving Pasco, Pinellas, Hillsborough, and Charlotte Counties.

First Community Bank Corporation of America, with assets of approximately $467 million, is the holding company for First Community Bank of America, and trades on the NASDAQ Capital Market under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.